Exhibit 10(d)

NEWSTAR FINANCIAL, INC.

Co‑Investment Plan Award

Company:	NewStar Financial, Inc.

Participant:	Patrick F. McAuliffe

Co‑Investment Plan Year:	2016

Co-Investment Start Date:	January 1, 2016

Investments:	As set forth in Schedule A, and updated from time to time throughout the Plan Year.

Invested Capital:	The sum total of the costs of the investments.

Company Return:	Minimum realized return of the Invested Capital plus a 7% pre-tax return on the Invested Capital (calculated on an aggregate and not a per investment basis).

Co-Investment Pool:	20% of the realized return over the Company Return

Residual Return:	20% of the Co-Investment Pool.

Payment and Termination:

The Residual Return, if any, shall be paid to the Participant only after all the Investments have been realized. Should all the Investments not be realized by the 5th year anniversary of the plan, the Residual Return will be paid based on the realized Investments at that time. Further, once all Investments are realized, a final Residual Return will be paid on the realized investments that followed the 5th year anniversary payment. Once all Investments are realized and Residual Return, if any, is paid, the Plan is Terminated. (Payment structure pending approval of the NewStar Compensation Committee)

Termination of Employment:

[Except as set forth below][1] if, prior to any Payment Date, Participant ceases to be an employee of the Company for any reason (voluntary or involuntary), then Participant’s rights to the Residual Return shall be immediately and irrevocably forfeited.

Termination due to Change of Control:

If the participant is terminated within two (2 years) following a Change of Control and the Plan active, a Residual Return shall be paid based on an independent fair market valuation of the Plan on the date of termination

Restrictions on Transfer:	The Residual Return is not transferable by Participant.

Other Agreements:	The Residual Return is not be governed by and is separate and distinct from any rights a Participant may have under an employment agreement with the Company.

[1]	If Change of Control provision applies

Income Tax Matters:

Any payment of a Residual Return made hereunder will be subject to withholding for Federal income taxes and any applicable Federal, state or local taxes.  In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable taxes are withheld or collected from Participant.

409A:

In the event that the Committee determines that any amounts will be immediately taxable to Participant under Section 409A of the Code and related Department of Treasury guidance (or subject Participant to a penalty tax) in connection with the Residual Return, the Company may (i) adopt such amendments to this award (having prospective or retroactive effect), that the Compensation Committee of the Company (the “Committee”) determines to be necessary or appropriate to preserve the intended tax treatment of the Residual Interest and/or (ii) take such other actions as the Committee determines to be necessary or appropriate to comply with the requirements of Section 409A of the Code and related Department of Treasury guidance, including such Department of Treasury guidance and other interpretive materials as may be issued after the date on which such Residual Return was granted.

No right to Employment:

Nothing in this award confers upon the Participant any right to continue in the service of the Company for any period of specific duration or shall be construed to interfere with or otherwise restrict in any way the rights of the Company or the Participant to terminate the Participant’s service at any time and for any reason, with or without cause.

Modifications:

The Committee retains the right to modify or amend this award and any applicable Schedule A at any time including the right to modify the award to comply with changes to applicable law.  You will be notified if any changes are made to this Agreement.

Severability:

If one or more of the provisions of this award shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this award to be construed so as to foster the intent of this award.

Change of Control:

The Company shall retain the discretion to pay the current fair market value of any such interest by the Participant at any time following a Change of Control based on an independent third party valuation

Certain definitions:.

For purposes of this Section, the term “Change of Control” shall mean the occurrence of one or more of the following events: (1) the consummation of a merger or consolidation of the Company with or into any other corporation or other entity in which holders of the Company’s voting securities immediately prior to such merger or consolidation will not, directly or indirectly, continue to hold at least a majority of the outstanding voting securities of the Company; (2) a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company’s assets; (3) the acquisition by any person or any group of persons, acting together in any transaction or related series of transactions, of such quantity of the Company’s voting securities as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, 50% or more of the combined voting power of the voting securities of the Company other than as a result of:  (A)  an acquisition of securities directly from the Company or (B) an acquisition of securities by the Company which by reducing the voting securities outstanding increases the proportionate voting power represented by the voting securities owned by any such person or group of persons to 50% or more of the combined voting power of such voting securities; or (4) a change in the composition of the Board of Directors within a two (2) year period such that a majority of the members of the Board of Directors are not Continuing Directors.  As used herein, the term “Continuing Directors” shall mean as of any date of determination, any member of the Board of Directors of the Company who (A) was a member of Board of Directors of the Company immediately after the Effective Date of this Agreement, or (B) was nominated for election or elected to the Company’s Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least a majority of the Continuing Directors who were members of the Company’s Board of Directors at the time of that nomination or election; provided, however, (i) that each such event shall also constitute a “change in control event” within the meaning of Treas. Reg. § 1.409A-3(i)(5)(i) and (ii) that in no case shall the public offering and sale of the Company’s Common Stock by its stockholders pursuant to a registered secondary offering or the voluntary or involuntary bankruptcy of the Company constitute a Change of Control

Governing Law:	This award shall be governed by and construed in accordance with the laws of the State of Delaware and applicable federal law, without regard to applicable conflicts of laws.

Miscellaneous:

The right of Participant to receive the Residual Return is an unfunded and unsecured obligation of the Company.  The Participant shall have no rights under this award other than those of an unsecured general creditor of the Company.  All determinations hereunder shall be made in the sole discretion of the Company and the Participant shall have no right to review or audit any of the investments or financial results related to the Invested Capital.

[Signature page follows]

By acceptance of this co-investment plan award, Participant agrees to all the terms and conditions hereof:

PARTICIPANT	NEWSTAR FINANCIAL, INC

/s/ PATRICK F. MCAULIFFE		/s/ TIMOTHY J. CONWAY
Name:	Patrick F. McAuliffe	Name:	Timothy J. Conway
		Title:	Chief Executive Officer and President

SCHEDULE A

[List of Investments to be itemized and updated]